Filed Pursuant to Rule 433
Dated 04/07/06
Registration Statement No. 333-132201

Toyota Motor Credit Corporation ("TMCC")
3 NC 1-year US MTN Note
Final Terms and Conditions

Summary Terms of Note

Issuer: Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter: Deutsche Bank Securities Inc. ("DBSI")

Documentation: US MTN Program

Denominations: 10,000 x 1,000

Launch Date: April 7, 2006

Settlement Date: April 17, 2006

Maturity Date: April 20, 2009

Issue Size: USD 25,000,000

Issue Price: 100.00%

Proceeds: 100.00% (100% of issue size equals USD 25,000,000)

Re-offer Price: 100.00%

Coupon: 5.45%

Payment Dates: Interest on the Notes will be payable on October 20, 2006 and semi-annually thereafter on 04/20 and 10/20

Call Feature: The Notes will be callable in whole at par on April 20, 2007

Call Notification: 10 calendar days notification on the Notes

Daycount Fraction: 30 / 360, following unadjusted

Governing Law: New York

CUSIP: 89233PXZ4

Business Days: New York

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.